Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated April 12, 2018 with respect to the shares of Common Stock of Enzon Pharmaceuticals, Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: April 12, 2018

/s/ Jonathan Couchman
JONATHAN Couchman

XSTELOS CORP.

By:	/s/ Jonathan Couchman
	Name:	Jonathan Couchman
	Title:	President and Chief Executive Officer

COUCHMAN FAMILY FUND

By:	/s/ Jonathan Couchman
	Name:	Jonathan Couchman
	Title:	Trustee